CONFIDENTIAL

GENESIS BIOVENTURES, INC.

ENGAGEMENT AGREEMENT

JUNE 11, 2007

GENESIS BIOVENTURES, Inc.

Attn. Douglas Lane, CEO & Chairman

10940 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

Dear Mr. Lane:

Thank you for taking the time to speak with us about your plans for Genesis BioVentures, Inc.  ("GBIW" or the "Company").     We believe that we can provide the right mix of access to capital and strategic restructuring will greatly assist the Company in the accomplishment of its strategic objectives.  eFund is excited at the opportunity to work closely with you and accomplish the Company’s objectives.

This letter agreement (the “Agreement”) confirms our understanding that eFund Capital Management, LLC (“EFUND”) has been engaged as a financial consultant to GBIW with respect to a restructuring and financing more fully described below, and in connection therewith reviewing the Company’s business growth needs, its capital structure, its principal business organization and other matters pertinent to the restructuring of GBIW.

1.

EFUND’s Services.

(a)

Financial  Restructuring which shall include:

a.

Negotiation of current debt

b.

Recapitalization of equity

c.

Address unresolved issues with former

(b)

Corporate Restructuring which shall include:

a.

Re-branding of the Company

b.

Re-domicile of the Company

c.

Implementation of streamlined corporate organization

d.

Assist in the termination and acquisition of service providers

(c)

EFUND will provide the Company with advice and counsel concerning the continued development and implementation of its business and financial plans and business strategies.

___________________________________________________________

eFund | Capital Management, LLC

211 East Ocean Blvd., Suite 218

Long Beach, CA 90802

Phone: 562. 983-0660 Fax: 562. 983.0662

www.efundcapital.com

Confidential

(d)

In assisting the Company’s execution of its strategic plan, EFUND may identify and introduce to the Company a strategic partner or partners.

(e)

EFUND will facilitate the Company’s effort in raising additional capital up to $5 million.

(f)

EFUND will commit to an additional $250,000 of capital in the form of a Convertible Debenture and will help facilitate the Company’s effort in raising additional working capital.

(g)

EFUND will provide such further reasonable and appropriate services to the Company as may be necessary to fulfill this engagement as the Company and its management may request from time to time.

2.

Company Obligations.

(a)

Genesis BioVentures agrees to provide a copy of any and all documents, software, proprietary information and access to all corporate records including trade secrets, etc to EFUND, all of which information will be subject to the confidentiality .

(b) The Company agrees to provide any and all services required to fulfill the current obligations and any other future obligations that may arise in the course of business to ensure that the Company is operated in substantially the same manner in which it has been presented to EFUND;

3.

Fees.

(a) Cash Fee.  The Company shall pay EFUND a fee of $7500. per month.  The cash fee can accrue until such time the Company can afford to pay but in no event shall it accrue more than 6 months of fees.  Further, the Company shall pay to eFund $20,000 as a due diligence and documentation fee.  All fees will be payable when and if the Company receives financing in excess of $500,000.

(b) Expenses.   The Company shall reimburse EFUND all our of pocket expenses incurred in carrying out its due diligence, and services under this Agreement.  Said expenses shall be documented by EFUND and EFUND shall get Company approval for any expenses exceeding $2,500 in advance of such expense.

(c) Equity Fee.  The Company shall pay EFUND a fee of 10% of the Company in the form of a Convertible Preferred Stock.  A copy of the terms is included as an Exhibit to this Agreement.

(d) The Company agrees to appoint 2 individuals to the Board as designated by EFUND.

4.

Representations and Warranties.

 The Company represents and warrants to EFUND that all information and documents (including any Memorandum) furnished by the Company in connection with the Financing will not, at the time so furnished and at the time of the closing of the Financing, contain any untrue

___________________________________________________________

eFund | Capital Management, LLC

211 East Ocean Blvd., Suite 218

Long Beach, CA 90802

Phone: 562. 983-0660 Fax: 562. 983.0662

www.efundcapital.com

Confidential

statement of a material fact or omit to state a material fact necessary in order to make the statements therein.

5.

Confidentiality.

In executing this Agreement, EFUND and GBIW each agrees that all information and documents received from or discovered by any party about the other party hereto whether before, on or after the date hereof with respect to such party (the “Confidential Information”) shall be held in confidence, shall not be disclosed to any third party (other than representatives and advisors of the parties hereto) and shall be used solely for the purpose of discussions and negotiations related to the proposed transaction.  In the event the proposed transactions are not consummated and this Agreement is terminated, or upon any earlier request, all Confidential Information of any disclosing party hereto shall be returned to such party and no copies thereof shall be made or kept by the receiving party.  EFUND agrees that (i) any private placement memorandum that is circulated to proposed investors shall contain a confidentiality notice to the effect of this Section 5 and (ii)  prior to delivering any such memorandum, EFUND shall obtain an undertaking from such prospective investor to abide by the requirements of this Section.

6.

Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicably to contracts made and wholly to be performed within such state.

7.

Nature of Agreement and Legal Effect.

EFUND and GBIW understand and agree that, with the exception of EFUND’s obligations under the Initial Funding, the representation and warranties of the Company in Section 4, and the confidentiality obligations of EFUND in Section 5, which provisions shall be legally binding on the parties and survive any termination of this Letter of Intent, this Letter of Intent does not create any legally binding rights or obligations on the part of any party hereto, but is only for the purpose of setting forth the present view of the parties hereto with respect to the proposed transaction and providing a basis on which to proceed with discussions and negotiations.  Except as provided in the aforementioned provisions and this Section 7, legally binding rights and obligations with respect to the proposed Financing and related transactions would arise only upon the execution and delivery of a definitive agreements relating thereto (e.g., a stock purchase agreement) by the parties on mutually acceptable terms and conditions.  The binding provisions of this Agreement referred to in this Section 7, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, trustees, shareholders and receivers.

8.

Counterparts.

___________________________________________________________

eFund | Capital Management, LLC

211 East Ocean Blvd., Suite 218

Long Beach, CA 90802

Phone: 562. 983-0660 Fax: 562. 983.0662

www.efundcapital.com

Confidential

This agreement may be executed in counterparts, each of which together shall be considered a single document.  This agreement may be executed via facsimile, which shall be deemed to be an original and shall be valid and binding upon each of the Company and EFUND.

9.

Termination.

The obligations of either party under this Agreement may only be terminated by mutual agreement of the Companies.

10.

Disputes and Arbitration.

We look forward to a long and mutually productive relationship with GBIW.  However, if you become dissatisfied for any reason with the services we have preformed, we encourage you to bring that to our attention immediately.  It is our belief that most such problems can be resolved in good faith discussions between the parties.  Nevertheless, it is always possible that some dispute may arise which cannot be resolved by discussions between the parties.  We believe that such disputes can be resolved more expeditiously and with less expense to all concerned by binding arbitration than by court proceedings.

By executing this letter you agree that if any dispute between you and the firm arises out of this Agreement, that the dispute will be resolved solely by binding arbitration in Los Angeles, California, before a retired California superior court judge under the auspices and the commercial arbitration rules of the American Arbitration Association.  The arbitrator’s award will be final and binding, and judgment thereon may be entered in any court of competent jurisdiction. Arbitration will be the sole means of resolving any such disputes arising under this Agreement, and both parties waive their rights to resolve disputes by jury trial or other court proceedings.

The prevailing party in any such arbitration will be entitled to recover all attorneys’ fees, all experts’ fees and expenses and all costs (whether or not such costs are recoverable pursuant to the California Code of Civil Procedure) which may be incurred in connection with either obtaining any judgment and/or arbitration ward, in addition, to any other relief to which the party may be entitled.

11.

Disclaimer.

GBIW hereby recognizes and acknowledges that eFund Capital Management, LLC is not a registered Investment Advisor or Investment Company as defined by the Investment Company Act of 1940 and is not acting in that capacity.

___________________________________________________________

eFund | Capital Management, LLC

211 East Ocean Blvd., Suite 218

Long Beach, CA 90802

Phone: 562. 983-0660 Fax: 562. 983.0662

www.efundcapital.com

Confidential

[Signature page to follow]

EFUND looks forward to working with the Company and its management team.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement, the binding provisions of which shall thereupon constitute a binding agreement between the Company and EFUND.

Very truly yours,

EFUND CAPITAL MANAGEMENT, LLC

By:

/s/ Barrett Evans

Barrett Evans, Managing Partner

Accepted and agreed to:

GENESIS BIOVENTURES, INC.

/s/ Douglas Lane

DOUGLAS LANE, CEO & CHAIRMAN

___________________________________________________________

eFund | Capital Management, LLC

211 East Ocean Blvd., Suite 218

Long Beach, CA 90802

Phone: 562. 983-0660 Fax: 562. 983.0662

www.efundcapital.com